Exhibit 99.2

First Quarter 2008 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
May 1, 2008 — FINAL

Thank you, Kevin

Good morning from Dallas, Texas and welcome to the Trinity Industries First Quarter 2008 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

•	Tim Wallace, Chairman, Chief Executive Officer and President

•	Steve Menzies, Senior Vice President and Group President of the Rail Group; and

•	Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

Also in the room today is Chas Michel, Vice President, Controller, and Chief Accounting Officer.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, May 8th. The replay number is (402) 220-0116.

I would also like to welcome to our call our audio web cast listeners today. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

On March 31st, 2008, our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 2.9 million dollars of other indebtedness. The Leasing Company’s debt included 330.5 million dollars of Secured Railcar Equipment Notes, 61.4 million dollars of Equipment Trust Certificates and 384.1 million dollars outstanding under our railcar leasing warehouse facility.

Our Total Debt to Total Capital ratio was 44.8 percent on March 31st, 2008, as compared to 46.1 percent at March 31st, 2007. Net of cash, our Net Debt to Total Capital ratio was 41.1 percent on March 31st, 2008, as compared to 41.3 percent at March 31st, 2007. On March 31st, 2008, our cash position was 199.7 million dollars.

In December, 2007, Trinity announced authorization for a 200 million dollar share repurchase program through 2009. During the first quarter, we purchased 471,100 shares of stock in the open market for 12.2 million dollars. Our cumulative purchase through the first quarter totals 575,300 shares for 15.1 million dollars. We will provide details of our purchases when we report our results at the end of each quarter.

Now, here’s Tim Wallace.
Tim
Steve
Bill
Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session
Thank you, Kevin. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, May 8th. The access number is (402) 220-0116. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

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